GPC Biotech AG
Fraunhofer Str. 20
82152 Martinsried
Germany

                                                      Frankfurt, August 28, 2006


Offering of up to 4,240,000 Ordinary Bearer Shares, with no par value, to be issued pursuant to certain stock option plans and convertible bond programs as well as up to 2,750,000 Convertible Bonds

Ladies and Gentlemen:

We have acted as German counsel for GPC Biotech AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the "Company"), in connection with the Company's Registration Statement on Form S-8 filed August 28, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (as the same may be amended, the "Registration Statement"), with respect to the offering of up to (i) 4,240,000 Ordinary Bearer Shares, with no par value (auf den Inhaber lautende nennwertlose Stuckaktien), each with a notional par value (auf eine Stuckaktie anteilig entfallender Betrag des Grundkapitals) of (euro)1.00 (the "Shares"), of the Company, to be issued pursuant to the following plans of the Company (collectively, the "Programs" and each a "Program"): (a) 2004 Incentive Stock Option Plan; (b) 2005 Incentive Stock Option Plan; (c) 2006 Incentive Stock Option Plan; (d) Convertible Bonds Terms and Conditions dated August 31, 2004 (the "2004 Convertible Bond Program"); (e) Convertible Bonds Terms and Conditions dated June 8, 2005 (the "2005 Convertible Bond Program"); and (f) Convertible Bonds Terms and Conditions dated May 24, 2006 (the "2006 Convertible Bond Program") and (ii) 2,750,000 interest bearing convertible bonds with a nominal value of (euro)1.00 (the "Convertible Bonds") pursuant to the 2004 Convertible Bond Program, the 2005 Convertible Bond Program and the 2006 Convertible Bond Program.

The Shares will be issued from the Company's existing conditional capitals (bedingte Kapitalia) pursuant to Articles 5(4h), 5(4i), 5(4j), 5(4k), 5(4l) and 5(4m) of the Company's Articles of Association (as defined below) (collectively, the "Conditional Capital").

A capital increase from Conditional Capital requires (i) valid creation of the Conditional Capital by a resolution of the Company's shareholders' meeting and
(ii) valid subscription of the Shares resulting from the capital increase from Conditional Capital. The Shares resulting from the capital increase from Conditional Capital will come into existence upon valid subscription and payment therefor by the relevant beneficiary under the relevant Program.

In arriving at the opinions below, we have examined certified copies, or copies otherwise identified to our satisfaction, of such documents, certificates and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed, including, in particular:

(1)  a copy of the Registration Statement;

(2) a copy of the articles of association of the Company in the version dated July 18, 2006 (the "Articles of Association"); and

(3)  a copy of an electronic excerpt from the commercial register
     (Handelsregister) relating to the Company, docket number HRB 119555, dated August 28, 2006 (the "Excerpt").

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In such examination, we have assumed (i) the genuineness of all signatures, (ii)
the authenticity of all documents presented to us as originals, (iii) the conformity to the originals of all documents presented to us as copies, and (iv) that the Excerpt and the Articles of Association (as provided to us by or on behalf of the Company) are accurate and complete as of their respective dates and that no changes to the facts related therein have occurred between their respective dates and the date of this opinion. As to relevant factual matters, we have relied upon, among other things, factual representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate. Our opinions expressed herein are given only as to and based on circumstances and matters of fact existing at the date hereof and are limited to the laws of the Federal Republic of Germany as in effect on the date hereof, and we do not express any opinion herein concerning any other law.

Based on the foregoing, we are of the opinion that:

(1) The increase of the Company's share capital by issuing Shares from Conditional Capital has been duly authorized by resolutions passed at the Company's annual shareholders' meetings held on August 31, 2004, June 8, 2005 and May 24, 2006, respectively.

(2) The Shares issued from Conditional Capital, upon (i) exercise by the relevant beneficiary of such beneficiary's subscription and/or conversion rights in accordance with the terms of the relevant Program and (ii) subscription and payment in full by the relevant beneficiary of the Shares in accordance with the relevant Program, will have been validly issued, fully paid and non-assessable (nicht nachschusspflichtig).

(3) The Convertible Bonds that have been issued pursuant to the terms of the 2004 Convertible Bond Program, the 2005 Convertible Bond Program and the 2006 Convertible Bond Program, respectively, are valid and binding obligations of the Company and enforceable (durchsetzbar) against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, liquidation, moratorium or other similar laws affecting creditors' rights generally, as well as general principles of German law, including, but not limited to, the principle of good faith and equity (Treu und Glauben).

We hereby consent to the use of this letter as an exhibit to the Registration Statement.


Very truly yours,
/s/ Simmons & Simmons


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